As filed with the Securities and Exchange Commission on February 11, 2025

Registration No. 333-271041

Registration No. 333-239780

Registration No. 333-237903

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-271041

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-239780

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-237903

UNDER

THE SECURITIES ACT OF 1933

Marinus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0198082
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Radnor Corporate Center, Suite 500
100 Matsonford Road

Radnor, PA 19087

(484) 801-4670

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nina Fleck

General Counsel & Compliance Officer

Immedica Pharma AB

Solnavägen 3H

113 63 Stockholm, Sweden

+46 (0) 8 533 39 500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wim De Vlieger

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111
+1 (415) 393-8200

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Marinus Pharmaceuticals, Inc. (the “Company”) deregisters all securities that remain unsold under the following registration statements on Form S-3 (collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-271041, registering the issuance and sale of Common Stock, preferred stock, debt securities, and warrants and units of the Company up to a maximum aggregate offering price of $375,000,000; and

•	Registration Statement No. 333-239780, registering the issuance and sale of Common Stock, preferred stock, debt securities, and warrants and units of the Company up to a maximum aggregate offering price of $250,000,000; and

•	Registration Statement No. 333-237903, registering the resale of up to 24,000,000 shares of Common Stock of the Company issuable upon the conversion of Series A Participating Convertible Preferred Stock.

On December 29, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Immedica Pharma AB, a Swedish corporation (“Parent”), and Matador Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”). On February 11, 2025, pursuant to the Merger Agreement, Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly owned subsidiary of Parent.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2024.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Radnor, Commonwealth of Pennsylvania, on February 11, 2025.

Marinus Pharmaceuticals, Inc.

By:	/s/ Anders Edvell
Name:	Anders Edvell
Title:	Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.